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                                                                  EXHIBIT (a)(7)



          [FORM OF E-MAIL REMINDER COMMUNICATION TO ELIGIBLE EMPLOYEES,
                            OFFICERS AND DIRECTORS]


TO: All Wolverine Employees, Officers and Directors Eligible to Participate in the Option Exchange Program

FROM:    Johann R. Manning, Jr.
         Senior Vice President, Human Resources and General Counsel

DATE:    September 10, 2001

RE:      Reminder
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         There are less than two weeks left for you to decide to exchange your eligible stock options under Wolverine's stock option exchange program. The deadline for submitting your Election Form is 5:00 p.m. Central Time on September 21, 2001. If you have not yet had a chance to do so, please review the Offer to Exchange and the accompanying forms that we sent you on August 23, 2001. These documents explain the terms and conditions of the offer. If you have any questions about the exchange offer, or if you need another copy of the Offer to Exchange, the Election Form or any other related document, please contact Thomas Johnson at (256) 580-3969 or johnsont@wlv.com.

         If you have already submitted, or plan to submit, the Election Form, please ensure that you receive a Confirmation of Receipt from us. We are making an effort to provide these Confirmations within three business days of receipt. If you submitted an Election Form more than two days ago, and have not received a Confirmation, please contact Thomas Johnson at (256) 580-3969 or johnsont@wlv.com.

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             REMINDER: THE DEADLINE TO SUBMIT YOUR ELECTION FORM IS
                  5:00 P.M. CENTRAL TIME ON SEPTEMBER 21, 2001.

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